Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-111436 on Form S-3 of our report dated March 30, 2005 relating to the consolidated financial statements and financial statement schedule of General Cable Corporation and of our report on internal control over financial reporting dated April 28, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
June 7, 2005